Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Report of Independent Auditors
To the Shareholder of Dotdash Meredith Inc. and the Board of Directors of IAC Inc.
Opinion
We have audited the consolidated financial statements of Dotdash Meredith Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive operations, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
New York, New York
February 20, 2026

Index
Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2025	2024
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$284,318	$249,927
Accounts receivable, net	400,895	409,127
Other current assets	54,180	80,905
Total current assets	739,393	739,959

Leasehold improvements, buildings, land, capitalized software and equipment, net	104,512	122,823
Goodwill	1,505,497	1,499,873
Intangible assets, net of accumulated amortization	394,381	479,088
Other non-current assets	252,258	330,930
TOTAL ASSETS	$2,996,041	$3,172,673

LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$35,000
Accounts payable, trade	28,226	34,105
Deferred revenue	17,062	18,569
Accrued expenses and other current liabilities	343,289	384,774
Total current liabilities	413,077	472,448

Long-term debt, net	1,401,324	1,435,007
Other long-term liabilities	213,265	369,340

Commitments and contingencies

SHAREHOLDER’S EQUITY:
Common Stock, $0.01 par value per share; authorized 500,000 shares; 317,570 shares issued and outstanding	3	3
Additional paid-in capital	1,570,603	1,556,899
Accumulated deficit	(587,788)	(650,336)
Accumulated other comprehensive loss	(14,443)	(10,688)
Total shareholder’s equity	968,375	895,878
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$2,996,041	$3,172,673
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Revenue	$1,762,073	$1,777,229	$1,694,893
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	640,723	663,020	657,831
Selling and marketing expense	501,869	494,336	453,290
General and administrative expense	170,378	213,910	256,552
Product development expense	120,440	136,368	127,964
Depreciation	26,895	26,304	70,257
Amortization of intangibles	89,209	136,417	279,737
Total operating costs and expenses	1,549,514	1,670,355	1,845,631
Operating income (loss)	212,559	106,874	(150,738)
Interest expense	(120,027)	(135,719)	(137,495)
Other income, net	9,539	14,740	10,010
Earnings (loss) before income taxes	102,071	(14,105)	(278,223)
Income tax (provision) benefit	(39,523)	2,064	70,842
Net earnings (loss)	$62,548	$(12,041)	$(207,381)

Stock-based compensation expense by function:
Cost of revenue	$1,631	$2,165	$1,492
Selling and marketing expense	3,015	2,539	1,773
General and administrative expense	21,278	18,314	17,028
Product development expense	2,490	2,807	3,208
Total stock-based compensation expense	$28,414	$25,825	$23,501
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net earnings (loss)	$62,548	$(12,041)	$(207,381)
Other comprehensive (loss) income, net of income taxes:
Change in net unrealized (losses) gains on interest rate swaps	(2,841)	2,003	(696)
Change in foreign currency translation adjustment	(914)	(150)	417
Total other comprehensive (loss) income, net of income taxes	(3,755)	1,853	(279)
Comprehensive income (loss)	$58,793	$(10,188)	$(207,660)
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY

	Common Stock, $0.01 par value		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder’s Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(207,381)	—	(207,381)
Other comprehensive loss	—	—	—	—	(279)	(279)
Stock-based compensation expense	—	—	23,501	—	—	23,501
Contributions from IAC	—	—	510,000	—	—	510,000
Distributions to IAC	—	—	(405,000)	—	—	(405,000)
Reimbursement to IAC for settlement of equity awards held by employees	—	—	(2,267)	—	—	(2,267)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(12,041)	—	(12,041)
Other comprehensive income	—	—	—	—	1,853	1,853
Stock-based compensation expense	—	—	25,825	—	—	25,825
Contributions from IAC	—	—	125,000	—	—	125,000
Distributions to IAC	—	—	(230,000)	—	—	(230,000)
Reimbursement to IAC for settlement of equity awards held by employees	—	—	(8,919)	—	—	(8,919)
Dotdash Meredith Inc. merger	3	316,570	(3)	—	—	—
Other	—	—	40	—	—	40
Balance at December 31, 2024	$3	317,570	$1,556,899	$(650,336)	$(10,688)	$895,878
Net earnings	—	—	—	62,548	—	62,548
Other comprehensive loss	—	—	—	—	(3,755)	(3,755)
Stock-based compensation expense	—	—	28,414	—	—	28,414
Contributions from IAC	—	—	135,000	—	—	135,000
Distributions to IAC	—	—	(135,000)	—	—	(135,000)
Withholding taxes paid on behalf of employees on net settled stock-based awards	—	—	(14,508)	—	—	(14,508)
Reimbursement to IAC for settlement of equity awards held by employees	—	—	(15,304)	—	—	(15,304)
Tax liabilities due to IAC	—	—	15,102	—	—	15,102
Balance at December 31, 2025	$3	317,570	$1,570,603	$(587,788)	$(14,443)	$968,375
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$62,548	$(12,041)	$(207,381)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Amortization of intangibles	89,209	136,417	279,737
Non-cash lease expense (including right-of-use asset impairments)	32,243	35,085	82,012
Stock-based compensation expense	28,414	25,825	23,501
Depreciation	26,895	26,304	70,257
Deferred income taxes	17,135	(38,181)	(93,206)
Net gains on amendments and early terminations of lease agreements	(42,193)	—	—
Other adjustments, net	15,446	(1,102)	6,969
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(9,607)	(38,679)	(12,396)
Other assets	2,569	60,384	23,054
Operating lease liabilities	(86,138)	(45,553)	(47,665)
Accounts payable and other liabilities	(16,290)	8,947	(93,833)
Income taxes payable and receivable	2,096	4,858	(11,714)
Deferred revenue	(2,279)	(4)	(5,377)
Net cash provided by operating activities	120,048	162,260	13,958
Cash flows from investing activities:
Capital expenditures	(17,076)	(14,293)	(10,370)
Net proceeds from the sales of assets	17,199	12,745	30,370
Proceeds from the sale of a portion of the retirement investment fund	13,934	2,326	—
Purchase of retirement investment fund	—	(15,968)	—
Proceeds from life insurance claims	1,191	984	10,051
Collection of note receivable	—	8,933	13,998
Proceeds from the sale of a business	—	—	2,212
Other, net	(8,714)	—	—
Net cash provided by (used in) investing activities	6,534	(5,273)	46,261
Cash flows from financing activities:
Principal payments on Term Loans	(1,434,523)	(67,964)	(30,000)
Net proceeds from Term Loans refinancing	991,451	7,964	—
Proceeds from the issuance of the 2032 Notes	400,000	—	—
Debt issuance and deferred financing costs	(12,937)	(15)	—
Contributions from IAC	135,000	125,000	510,000
Distributions to IAC	(135,000)	(230,000)	(405,000)
Reimbursement to IAC for the settlement of equity awards held by employees	(20,737)	(2,805)	(2,265)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(14,508)	—	—
Refund from tax liability due to IAC	—	—	5,373
Other, net	(6)	—	(583)
Net cash (used in) provided by financing activities	(91,260)	(167,820)	77,525
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(265)	(744)	448
Net increase (decrease) in cash and cash equivalents and restricted cash	35,057	(11,577)	138,192
Cash and cash equivalents and restricted cash at beginning of period	257,122	268,699	130,507
Cash and cash equivalents and restricted cash at end of period	$292,179	$257,122	$268,699
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
On July 31, 2025, Dotdash Meredith Inc. rebranded as “People Inc.” Following the rebrand, Dotdash Meredith Inc. remains the legal name of the parent entity. Dotdash Meredith Inc. and its subsidiaries are referred to herein as “People Inc.,” the “Company,” “we,” “our,” “us” or similar terms, unless the context requires otherwise.
Ownership
People Inc. is a wholly-owned subsidiary of IAC Inc. (“IAC”).
Nature of Operations
People Inc. is one of the largest digital and print publishers in America and is committed to content—made by people for people—that delights, teaches, inspires and entertains. More than 175 million people trust People Inc. each month to help them make decisions, take action and find inspiration. People Inc.’s over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, Food & Wine, Travel + Leisure, Allrecipes, REAL SIMPLE, Investopedia and Southern Living.
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as “financial statements”) in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The financial statements include all accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. All intercompany transactions and balances between entities comprising the Company have been eliminated.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions, if applicable, during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts reported in the financial statements and the disclosures in the accompanying notes. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, if applicable, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets (“ROU assets”); the useful lives and recoverability of leasehold improvements, buildings, capitalized software and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and post-retirement benefit plan assets and liabilities, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s disaggregated revenue disclosures are presented in “Note 8—Segment Information.”
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company determines standalone selling prices based on the prices charged to customers, which are directly observable, or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
The Company also applies the practical expedient to expense commissions paid pursuant to sales incentive programs as incurred where the anticipated customer relationship period is one year or less.
Costs to Obtain a Contract with a Customer
The Company uses third-party agents to obtain certain magazine subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company’s subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is prepared for shipment, at which point these costs are expensed. In the event a subscriber cancels their subscription, the Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in “Selling and marketing expense” in the statement of operations.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition Policies
People Inc. revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.
Digital
Advertising
Advertising revenue is generated primarily through digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, displaying advertisements for an agreed upon amount of time or providing available advertising space. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
The Company recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. The Company considers the right to receive consideration from a customer to correspond directly with the value to the customer of our performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.
Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when the Company’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affiliate commerce and performance marketing services partners are invoiced monthly. Affinity marketing programs are arrangements where the Company acts as an agent for both the Company and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher. The Company net settles with the third-party publishers monthly.
Licensing and Other
Licensing and other revenue primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence related activities. Royalties from brand licenses are based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners, typically within three months of the initial estimates. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract. Royalties from content licenses are recognized as the Company’s content is delivered or access to the content is granted.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Print
Subscription
Subscription revenue relates to the sale of the Company’s magazines, including digital editions. The Company’s subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of the Company’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, the amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. Each issue is a distinct performance obligation and revenue is recognized when the publication is sent to the customer.
Advertising
Advertising revenue primarily relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue’s on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Project and Other
Project and other revenue includes revenue streams that are primarily project-based and may relate to any one or combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period when the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.
Newsstand
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized based on estimated final sales on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the wholesaler. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. The previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Performance Marketing
Performance marketing revenue principally consists of affinity marketing revenue through which the Company places magazine subscriptions for third-party publishers. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed, if applicable. The Company net settles with these third parties monthly.
Accounts Receivable, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due and the Company’s previous loss history. For customers with known financial deterioration (e.g. bankruptcy, liquidation), we evaluate the receivable individually and record a specific reserve to reduce the asset to its expected recoverable amount. The timing of when customers are invoiced varies by revenue stream as described above.
Deferred Revenue
Deferred revenue consists of payments received or amounts contractually due in advance of the Company’s performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the changes in deferred revenue:

	Year Ended December 31,
	2025	2024

Balance at January 1	$18,626	$17,638
Beginning deferred revenue balance recognized during the period	(18,231)	(17,402)
Net change primarily due to timing of collections and recognition	16,667	18,390
Balance at December 31	$17,062	$18,626
At December 31, 2025, all deferred revenue was current. Non-current deferred revenue was less than $0.1 million at December 31, 2024, and is included in “Other long-term liabilities” in the balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash, money market funds and time deposits, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA-mf and AAAm rated government money market funds. Internationally, cash equivalents primarily consist of time deposits with maturities of less than 91 days.
Certain Risks and Concentrations
Interest Rate Risk
At December 31, 2025, the principal amount of the Company’s outstanding debt totals $1.44 billion. The $1.04 billion principal amount of the Term Loan A-1 due May 14, 2030 (“Term Loan A-1”) and the Term Loan B-2 due June 16, 2032 (“Term Loan B-2”) bear interest at variable rates based upon the secured overnight financing rate (“SOFR”). The Company holds interest rate swaps to manage interest rate risk related to the Term Loan B-2 with a total notional amount of $350 million and which will expire on April 1, 2027 (“Interest Rate Swaps”). If SOFR were to increase or decrease by 100 basis points, the combined annual interest expense on the Term Loan A-1 and the Term Loan B-2, net of the impact related to the $350 million in notional amount of Interest Rate Swaps, would increase or decrease by $6.9 million.
Credit Risk
The Company has counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme (“IPC Plan”), which is the funded pension plan in the United Kingdom (“U.K.”), as well as certain financial institutions that are counterparties to the Interest Rate Swaps. In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. Money market funds are not insured.
Other Risks
The Company is subject to certain risks and concentrations including certain customers, dependence on third-party technology providers and exposure to risks associated with online commerce security.
Inventories
Inventories consist mainly of paper stock, print editorial content, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Leasehold Improvements, Buildings, Land, Capitalized Software and Equipment

Leasehold improvements, buildings, land, capitalized software and equipment are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included in “Depreciation” in the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Leasehold improvements	4 to 11 Years
Buildings	10 to 30 Years
Capitalized software	2 Years
Equipment (including furniture)	3 to 10 Years
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $10.8 million and $7.6 million at December 31, 2025 and 2024, respectively.
Business Combinations
The purchase price of an acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date.
On October 1, 2025, People Inc. completed the acquisition of Feedfeed (“Feedfeed Acquisition”), a social-first food media publisher and influencer network. People Inc. expects that the Feedfeed Acquisition will further expand and diversify People Inc.’s social food audience and advertising capabilities. The financial results of Feedfeed have been reported in the Digital segment since the acquisition date; the accounting for the Feedfeed Acquisition is preliminary and expected to be completed in the first quarter of 2026.
Goodwill and Indefinite-Lived Intangible Assets
The Company has two operating and reportable segments, which also comprise the Company’s reporting units, Digital and Print. Goodwill is tested for impairment at the reporting unit level. See “Note 8—Segment Information” for additional information regarding the Company’s method of determining operating and reportable segments.
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
The Company has the option to perform a qualitative assessment as a part of its annual impairment assessment to evaluate whether it is more likely than not that the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets is less than their respective carrying value(s). If the qualitative assessment concludes that it is more likely than not that the fair value is less than carrying value, a quantitative assessment is performed to estimate the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets. If the carrying value exceeds the estimated fair value, an impairment equal to the excess is recorded. Impairments of indefinite-lived intangible assets are included in “Amortization of intangibles” in the statement of operations.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Company’s annual goodwill test as of October 1, 2025, the Company elected to perform a qualitative assessment for Digital. Print has no goodwill for any period presented. The October 1, 2025 qualitative assessment resulted in no impairment.
The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for the reporting unit (ii) the current year actual and forecasted operating results of the reporting unit; and (iii) an evaluation of relevant events and circumstances that may impact earnings or key valuation assumptions of the reporting unit such as cost factors, legal and regulatory environment, macroeconomic and market conditions and other relevant factors that may affect the fair value of the reporting unit.
During the fourth quarter of 2024, the Company reassessed the fair value of and performed a quantitative test of its reporting unit. The Company’s reassessment of goodwill as of December 31, 2024 was due to the decline in IAC’s stock price. No impairment of goodwill was recorded following this reassessment.
Under a quantitative assessment, the fair value of the Company’s reporting units is generally determined using both an income approach based on discounted cash flows (“DCF”) and a market approach when it tests goodwill for impairment. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses were based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which were based, in part, on forecasted growth rates. The discount rate used in the DCF analyses was intended to reflect the risks inherent in the expected future cash flows of the reporting unit. Assumptions used in the DCF analyses, including the discount rate, were assessed based on the reporting unit’s then current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rate used for determining the fair value of the Digital reporting unit as of December 31, 2024 was 14.5%. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple was determined, which was applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics and brand strength operating in their respective sectors. The October 1, 2024 and 2023 annual assessments of goodwill resulted in no impairments.
For its annual impairment test as of October 1, 2025, the Company elected to perform a qualitative assessment for each of its indefinite-lived intangible assets. The qualitative assessment as of October 1, 2025 resulted in no impairments. The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for each indefinite-lived intangible asset; (ii) the current year actual and forecasted operating results considered relevant for each applicable indefinite-lived intangible asset; and (iii) an evaluation of relevant events and circumstances that may impact key valuation assumptions or expected future cash flows of each indefinite-lived intangible asset such as cost factors, legal and regulatory environment, macroeconomic and market conditions, and other relevant factors that may affect the fair value of the indefinite-lived intangible asset.
For the year ended December 31, 2024 the Company performed a quantitative assessment to determine the fair value of each of its indefinite-lived intangible assets as of October 1. When a quantitative test is performed, the Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rate used in the Company’s indefinite-lived quantitative impairment assessment was 13.5% in 2024 and the royalty rates used ranged from 5.0% to 8.0% in 2024. The October 1, 2024 annual assessment of indefinite-lived intangible assets resulted in no impairments. The October 1, 2023 quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in the Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value.
During the first quarter of 2025, the Company amended a lease for the surrender of certain unoccupied office space early, for a total payment of $43.1 million, consisting of equal payments paid in January and April 2025. During the third quarter of 2025, the Company entered into an additional amendment to the lease, which provided for the surrender of additional office space early for a total payment of $8.5 million. As of December 31, 2025, $4.3 million remains outstanding and was paid in January 2026. Prior to these amendments, the lease for this office space would have expired in 2032. The Company recorded a total net gain related to these amendments of $41.5 million, which is reflected in “General and administrative expense” in the statement of operations. The ROU asset of the amended lease had been previously impaired in prior years.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million of an ROU asset and $25.3 million of the related leasehold improvements, furniture and equipment.
The impairment charges related to ROU assets are included in “General and administrative expense” and the impairment charges related to leasehold improvements, furniture and equipment are included in “Depreciation” in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company’s Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
Assets measured at fair value on a nonrecurring basis
The Company’s non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, buildings, capitalized software and equipment are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. Refer to “Goodwill and Indefinite-Lived Intangible Assets” and “Long-Lived Assets” above for a description of impairment charges.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines and social media sites, and direct-mail costs for magazine subscription acquisition efforts. Advertising expense was $158.4 million, $141.2 million and $122.8 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Legal Costs
Legal costs, other than certain costs incurred to obtain financing, which are generally capitalized, are expensed as incurred.
Interest Rate Swaps
The Company’s Interest Rate Swaps have been designated as cash flow hedges and the Company applies hedge accounting to these contracts in accordance with FASB ASC Topic 815, Derivatives and Hedging. See “Note 6—Long-Term Debt” for a detailed description of long-term debt.
The Company assessed hedge effectiveness at the time of entering into the Interest Rate Swaps and determined they are expected to be highly effective. The Company evaluates the hedge effectiveness of the Interest Rate Swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the Interest Rate Swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the Interest Rate Swaps are determined to be effective and all changes in the fair value of the Interest Rate Swaps are recorded in “Accumulated other comprehensive loss.” As cash flow hedges, the Interest Rate Swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in “Accumulated other comprehensive loss” in the balance sheet. Realized gains or losses are reclassified into “Interest expense” in the statement of operations. The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B-2 and the Term Loan B-1. See “Note 7—Accumulated Other Comprehensive Loss” for the net unrealized gains and losses before reclassifications in “Accumulated other comprehensive loss” and realized gains reclassified into “Interest expense” for the years ended December 31, 2025, 2024 and 2023.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are generally deferred and amortized to “Interest expense” in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in “Other non-current assets” in the balance sheet.
Income Taxes
People Inc. is included within IAC’s tax group for purposes of federal and consolidated and combined state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected in “Net cash provided by operating activities” in the statement of cash flows.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Pensions and Post-Retirement Benefits
In connection with the acquisition of Meredith Holdings Corporation (“Meredith”) in December 2021, the Company assumed certain pension plan obligations. The funded plan in the U.K., the IPC Plan, and the funded plan in the U.S. were the two largest of these pension plans. The U.S. funded plan was terminated as of December 31, 2022 and fully settled in 2024.
The IPC Plan relates to a business that was sold by Meredith Corporation prior to December 2021. The IPC Plan has entered into two annuity contracts designed to provide payments equal to all future designated contractual benefit payments to covered participants. The value of these annuity contracts and the liabilities with respect to participants are expected to match. There are no active participants in the IPC Plan or the unfunded pension plan in the U.K. so there are no service costs with respect to these plans. Given the expected matching of assets and liabilities, the Company is not expected to be required to make additional contributions to the IPC Plan, however, the Company is expected to be required to provide funding to cover the IPC Plan’s operating expenses.
The U.S. unfunded plan was frozen with respect to new participants January 1, 2018 and was frozen for active participants as of December 31, 2024, and therefore, has no service costs in 2025 or in the future. Pension benefits for the U.S. unfunded plan are based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings.
The unfunded plan in the U.S. and the unfunded plan in the U.K. are funded as payments are made to the plan participants, which can include the purchase of annuity contracts. Separately, the Company provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render service; this plan is funded as claims are paid. The service costs were less than $1 thousand for the year ended December 31, 2025; there are only four active participants in this plan accruing benefits as of December 31, 2025.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company utilizes a mark-to-market approach to account for pension and post-retirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and liabilities and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other post-retirement plan net periodic benefit cost (credit) are recorded on a quarterly basis.
The discount rate for the IPC Plan is an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. The discount rates utilized for the U.S. unfunded plan, post-retirement plan and unfunded U.K. plan were based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date.
See “Note 10—Pension and Post-Retirement Benefit Plans” for additional information.
Foreign Currency Translation and Transaction Gains and Losses
The Company’s financial operations and operating results are principally derived from operations in the U.S. The financial position and operating results of foreign entities are based on their local currency and are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in “Accumulated other comprehensive loss” as a component of shareholder’s equity. Foreign transaction exchange gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of “Other income, net,” and were not material for the years ended December 31, 2025, 2024 and 2023.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is expensed over the requisite service period. See “Note 9—Stock-Based Compensation” for a discussion of the Company’s stock-based compensation plans.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
Accounting Standards Update (“ASU”) No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which established required categories and a quantitative threshold for the annual tabular rate reconciliation disclosures and disaggregated jurisdictional disclosures of income taxes paid. The Company retrospectively adopted ASU No. 2023-09 in its financial statements effective for the year ended December 31, 2025. See “Note 11—Income Taxes” for the updated disclosures.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU No. 2024-03—Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted and ASU No. 2024-03 may be applied either prospectively or retrospectively. ASU No. 2024-03 does not affect the Company’s results of operations, financial condition or cash flows. The Company plans to apply ASU 2024-03 on a prospective basis and does not plan to early adopt ASU No. 2024-03; the Company is currently assessing its impact on its disclosures.
ASU No. 2025-06—Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40): Targeted Improvements to Accounting for Internal-Use Software
In September 2025, the FASB issued ASU No. 2025-06, which amends the existing standard by removing references to software development project stages and clarifying the criteria for capitalization. ASU No. 2025-06 is effective for fiscal years beginning after December 15, 2027 and for interim periods within those fiscal years. Early adoption is permitted, and ASU No. 2025-06 may be applied prospectively, retrospectively or with a modified transition approach. The Company expects to adopt ASU No. 2025-06 on a prospective basis and is assessing its impact on its results of operations, financial condition and cash flows.
Stockholder’s Equity Correction
On March 1, 2024, Dotdash Meredith, Inc., the parent Dotdash Meredith entity, was merged into its subsidiary Dotdash Media Inc. Upon effectiveness of that merger, Dotdash Media Inc. was renamed Dotdash Meredith Inc. In the first quarter of 2025, the Company retroactively corrected the presentation of “Common stock,” “Additional paid-in capital” and “Shares issued and outstanding” in the balance sheet and statement of shareholder’s equity due to an error that occurred following the merger of the Company. This correction has no impact on the Company’s results of operations, financial condition or cash flows. The Company assessed the materiality of these adjustments and concluded they were quantitatively and qualitatively immaterial.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$232,694	$—	$—	$232,694
Time deposits	—	20,689	—	20,689
Total	$232,694	$20,689	$—	$253,383

Liabilities:
Other long-term liabilities:
Interest Rate Swaps(a)	$—	$(2,018)	$—	$(2,018)
_______________________
(a) The fair value of Interest Rate Swaps was determined using DCF derived from observable market prices, including swap curves, which are Level 2 inputs. See “Note 6—Long-term Debt” for additional information.

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$207,389	$—	$—	$207,389
Time deposits	—	18,098	—	18,098
Other current assets:
Retirement investment fund(b)	—	13,763	—	13,763
Other non-current assets:
Interest Rate Swaps(a)	—	1,715	—	1,715
Total	$207,389	$33,576	$—	$240,965
_______________________
(b) See “Note 10—Pension and Post-Retirement Benefit Plans” for additional information.
Financial Instruments Measured at Fair Value Only for Disclosure Purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.33 billion and $1.49 billion at December 31, 2025 and 2024, respectively.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2025	2024
	(In thousands)
Goodwill	$1,505,497	$1,499,873
Intangible assets with indefinite lives	286,151	286,151
Intangible assets with definite lives, net of accumulated amortization	108,230	192,937
Total goodwill and intangible assets, net	$1,899,878	$1,978,961
The following table presents the balance of goodwill, fully attributable to the Digital reporting unit and segment, including the changes in the carrying value of goodwill.

	Years Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$1,499,873	$1,499,873
Addition	5,624	—
Balance at December 31	$1,505,497	$1,499,873
The addition at Digital is due to the acquisition of Feedfeed on October 1, 2025. See “Note 2 —Summary of Significant Accounting Policies” for further discussion.
The goodwill balance reflects accumulated impairment losses of $198.3 million in both periods. See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill and indefinite-lived intangible assets.
At December 31, 2025 and 2024, intangible assets with definite lives are as follows:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$298,400	$(259,647)	$38,753	5.0
Licensee relationships	171,000	(143,895)	27,105	4.9
Trade names	134,816	(93,406)	41,410	8.4
Content	104,939	(104,939)	—	2.9
Technology	34,265	(34,265)	—	2.1
Professional relationships	1,100	(138)	962	2.0
Total	$744,520	$(636,290)	$108,230	5.2

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(211,694)	$85,306	5.0
Licensee relationships	171,000	(123,115)	47,885	4.9
Trade names	132,815	(73,069)	59,746	8.5
Content	104,939	(104,939)	—	2.9
Technology	64,600	(64,600)	—	2.1
Total	$770,354	$(577,417)	$192,937	5.0
At December 31, 2025, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Year Ending December 31,	(In thousands)
2026	$71,391
2027	13,550
2028	3,686
2029	3,686
2030	2,868
Thereafter	13,049
Total	$108,230
NOTE 5—LEASES
The Company primarily leases office space used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company’s incremental borrowing rate on the lease commencement date or the date of acquisition for any leases acquired in connection with a business combination. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC Topic 842, Leases, leases with an initial term of twelve months or less (“short-term leases”) are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

		December 31,
Leases	Balance Sheet Classification	2025	2024
		(In thousands)
Assets:
ROU assets	Other non-current assets	$153,241	$220,617

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$36,660	$46,873
Long-term lease liabilities	Other long-term liabilities	151,060	303,579
Total lease liabilities		$187,720	$350,452
The following table presents the net lease expense within the statement of operations:

		Year Ended December 31,
Lease Expense	Statement of Operations Classification	2025	2024	2023
		(In thousands)
Fixed lease expense	Cost of revenue	$13	$19	$11
Fixed lease expense	Selling and marketing expense	79	84	2,115
Fixed lease expense	General and administrative expense	(6,007)	42,259	89,560
Total fixed lease expense(a)		(5,915)	42,362	91,686
Variable lease expense	Selling and marketing expense	—	—	43
Variable lease expense	General and administrative expense	8,388	10,785	9,827
Total variable lease expense		8,388	10,785	9,870
Net lease expense		$2,473	$53,147	$101,556
_____________________
(a) The year ended December 31, 2025 includes net gains of $41.5 million resulting from amendments of a lease, which provided for the surrender of certain office space early and is included in “General and administrative expense” in the statement of operations. The year ended December 31, 2023 includes a $44.7 million lease impairment charge related to certain unoccupied leased office space due to the continued decline in the commercial real estate market, which is included in “General and administrative expense” in the statement of operations. The years ended December 31, 2025, 2024 and 2023 also include (i) $9.6 million, $11.2 million and $10.3 million, respectively, of sublease income and (ii) $0.3 million, $0.4 million and $0.6 million, respectively, of short-term lease expense. The year ended December 31, 2025 includes $0.2 million of additional lease impairments. See “Note 2—Summary of Significant Accounting Policies” for additional information on the amendments of lease agreements and impairment charges of ROU assets.

Maturities of lease liabilities at December 31, 2025(b) are summarized below:

Year Ending December 31,	(In thousands)
2026	$46,845
2027	32,600
2028	33,254
2029	32,579
2030	32,987
Thereafter	48,068
Total	226,333
Less: Interest	38,613
Present value of lease liabilities	$187,720
________________
(b) At December 31, 2025, there were no legally binding minimum lease payments for leases signed but not yet commenced.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2025	2024
Remaining lease term	6.2 years	7.3 years
Discount rate	6.29%	4.97%
The following is the supplemental cash flow information:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
ROU assets obtained in exchange for lease liabilities	$1,500	$9,276	$408
Derecognition of ROU assets due to termination or modification	$(36,539)	$—	$(5,377)
Cash paid for amounts included in the measurement of lease liabilities	$98,553	$63,589	$67,688
NOTE 6—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2025	2024
	(In thousands)
Term Loan A-1 due May 14, 2030	$341,250	$—
Term Loan B-2 due June 16, 2032	700,000	—
7.625% Senior Secured Notes due June 15, 2032; interest payable each June 15 and December 15	400,000	—
Term Loan A due December 1, 2026	—	297,500
Term Loan B-1 due December 1, 2028	—	1,182,500
Total long-term debt	1,441,250	1,480,000
Less: current portion of long-term debt	24,500	35,000
Less: original issue discount	3,397	3,512
Less: unamortized debt issuance costs	12,029	6,481
Total long-term debt, net	$1,401,324	$1,435,007
On November 26, 2024, the Company entered into Amendment No. 1 to the Credit Agreement (“Amendment No. 1”), which governed both the Term Loan A and the then existing revolving credit facility, and replaced $1.18 billion of the then outstanding Term Loan B principal with an equal amount of the Term Loan B-1 due December 1, 2028. On May 14, 2025, the Company entered into the Incremental Assumption Agreement and Amendment No. 2 to the Credit Agreement (“Amendment No. 2”), which (1) replaced $288.8 million of the then outstanding Term Loan A due December 1, 2026 with $350 million of the Term Loan A-1 and (2) provided for a new five-year $150 million revolving credit facility (“Revolving Facility”) that expires on May 14, 2030, which replaced the then existing revolving credit facility that would have expired on December 1, 2026. On June 16, 2025, the Company completed the refinancing and replacement of its then outstanding $1.18 billion Term Loan B-1 due December 1, 2028 with a combination of $700 million of the Term Loan B-2 and $400 million of the 7.625% Senior Secured Notes due June 15, 2032 (“2032 Notes”). On June 16, 2025, the Company also entered into an indenture that governs the 2032 Notes (the “Indenture”) and the Credit Agreement and Second Amendment to the Security Agreement (“Amendment No. 3”), which governs the new Term Loan A-1, Term Loan B-2 and Revolving Facility. The Term Loan A, Term Loan A-1, Term Loan B, Term Loan B-1 and Term Loan B-2 are collectively referred to herein as the “Term Loans.” In addition to extending the maturity dates of the Company’s debt, the refinancing transactions resulted in a net decrease in debt of $21.3 million, which was funded by cash on hand.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the second quarter of 2025, the Company recorded an extinguishment loss of $8.5 million to write off a pro-rata amount of unamortized capitalized costs and the original issue discount related to the previously outstanding Term Loans and the then existing revolving credit facility as a result of the refinancing transactions. Debt issuance costs and original issuance discount related to the refinancing transactions of $12.9 million and $3.5 million, respectively, were recorded and are presented as a reduction of the carrying value of the related debt in the balance sheet. The deferred financing costs of $0.8 million related to the Revolving Facility were capitalized and are included in “Other non-current assets” in the balance sheet. The extinguishment loss is recorded in “Interest expense” in the statement of operations. Fees incurred of $0.6 million that did not qualify for capitalization are recorded in “Other income, net” in the statement of operations.
The Company has never made any borrowings under any of its revolving credit facilities. The annual commitment fee on undrawn funds is based on the Company’s most recently reported consolidated net leverage ratio, as defined in the governing agreements, and was 35 and 40 basis points at December 31, 2025 and 2024, respectively. Any borrowings under the Revolving Facility would bear interest, at the Company’s option, at either a base rate or SOFR, plus an applicable margin, which is based on the Company’s consolidated net leverage ratio.
As of the last day of any calendar quarter, subject to certain exemptions and increases for qualifying material acquisitions, the governing agreements require the Company to maintain a consolidated net leverage ratio as of the last day of such quarter of no greater than 5.5 to 1.0, all as defined in the governing agreements. The governing agreements contain additional covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts, all as defined in the governing agreements. The Company’s consolidated net leverage ratio was less than 4.0 to 1.0 for the test periods ended December 31, 2025 and 2024.
The governing agreements allow IAC to contribute cash to the Company, which IAC has done in the past and may do so in the future, to provide, among other things, additional liquidity to improve the Company’s consolidated net leverage ratios for any test period, which may result in improved interest rates on the Term Loan A-1 and reduced commitment fees on the Revolving Facility. The governing agreements also allow the Company to make distributions to IAC in amounts not to exceed these capital contributions, provided that no default has occurred and is continuing. During the years ended December 31, 2025, 2024 and 2023, IAC made total contributions of $135 million, $125 million and $510 million, respectively, to the Company. Each of these payments occurred immediately prior to the end of a quarter, thereby improving the consolidated net leverage ratios. These amounts were distributed to the Company by People Inc. early in the subsequent quarter. There were no contributions by the Company in the quarters ended December 31, 2025 and 2024. In January 2024, the Company distributed $105 million to IAC related to IAC’s contribution in December 2023. The consolidated net leverage ratio during 2025 was less than 4.0 to 1.0 when calculated with or without the contributions during 2025. The consolidated net leverage ratio during 2024 and 2023 was greater than 4.0 to 1.0 but less than 5.5 to 1.0 when calculated with or without the contributions during 2024 and 2023.
The obligations under the governing agreements are guaranteed by certain of the Company’s wholly-owned domestic subsidiaries and are secured by substantially all of the assets of the Company and those subsidiaries.
Long-term Debt Maturities
The Term Loan A-1 requires quarterly principal payments, which commenced September 30, 2025, of $4.4 million through December 31, 2027, $8.8 million thereafter through December 31, 2028 and $13.1 million thereafter through maturity. The Term Loan B-2 requires quarterly principal payments of $1.8 million commencing March 31, 2026 through maturity. Annually, the Term Loan B-2 may require additional principal payments as part of an excess cash flow sweep provision, the amount of which is determined, in part, by the Company’s applicable net leverage ratio and is further subject to the excess cash flow exceeding certain thresholds as defined in the governing agreements. No such payment was required on the Term Loan B-1 related to the periods ended December 31, 2025 and 2024.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term debt maturities at December 31, 2025 are summarized in the table below:

Year Ending December 31,	(In thousands)
2026	$24,500
2027	24,500
2028	42,000
2029	59,500
2030	225,750
Thereafter	1,065,000
Total	1,441,250
Less: current portion of long-term debt	24,500
Less: original issue discount	3,397
Less: unamortized debt issuance costs	12,029
Total long-term debt, net	$1,401,324
Any time prior to June 15, 2028, the Company may redeem all or a part of the 2032 Notes, by providing notice pursuant to the Indenture, at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed plus the applicable premium, as defined in the Indenture, and accrued and unpaid interest, if any, to, but not including, the date of redemption. On and after June 15, 2028, the 2032 Notes may be redeemed at the prices set forth below (expressed as percentages of principal amount of the 2032 Notes to be redeemed), plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2028	103.813%
2029	101.906%
2030 and thereafter	100.000%
Prior to June 15, 2028, during each twelve-month period commencing with June 16, 2025, up to 10% of the aggregate principal amount of the 2032 Notes may be redeemed at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.
Interest Rates and Interest Rate Swaps
Prior to the effectiveness of Amendment No. 2 and Amendment No. 3, the Term Loan A bore interest at an adjusted term SOFR plus an applicable margin depending on the Company’s most recently reported consolidated net leverage ratio, each as defined in the governing agreements. The adjustment to SOFR was fixed at 0.10% under Amendment No. 1, and such adjustment was removed upon the execution of Amendment No. 2. At December 31, 2025, the Term Loan A-1 bore interest at SOFR plus 2.00%, or 5.73%. At December 31, 2024, the Term Loan A bore interest at an adjusted term SOFR plus 2.25%, or 6.94%. At December 31, 2025 and 2024, the Term Loan B-2 and the Term Loan B-1, respectively, bore interest at SOFR, subject to a minimum of 0.50%, plus 3.50%, or 7.37% and 8.05%, respectively, as the applicable margin was unchanged under the governing agreements. Interest payments are due at least quarterly through the respective maturity dates of the Term Loans.
The Interest Rate Swaps synthetically convert a portion of the Term Loan B-2 and, prior to the effectiveness of Amendment No. 3, the Term Loan B-1, from a variable rate to a fixed rate. Should SOFR continue to equal or exceed 0.50%, then the fixed rate for the Term Loan B-2 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the Interest Rate Swaps and (ii) the base rate of 3.50%). In the event SOFR becomes less than or equal to 0.50%, then the Interest Rate Swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

	December 31, 2025
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Interest Rate Swaps	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(11,995)	$1,307	$(10,688)
Other comprehensive loss before reclassifications	(914)	(1,333)	(2,247)
Amounts reclassified to earnings	—	(1,508)	(1,508)
Net current period other comprehensive loss	(914)	(2,841)	(3,755)
Balance at December 31	$(12,909)	$(1,534)	$(14,443)

	December 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains on Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)
Other comprehensive (loss) income before reclassifications	(150)	6,785	6,635
Amounts reclassified to earnings	—	(4,782)	(4,782)
Net current period other comprehensive (loss) income	(150)	2,003	1,853
Balance at December 31	$(11,995)	$1,307	$(10,688)

	December 31, 2023
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)
Other comprehensive income before reclassifications	417	2,958	3,375
Amounts reclassified to earnings	—	(3,654)	(3,654)
Net current period other comprehensive income (loss)	417	(696)	(279)
Balance at December 31	$(11,845)	$(696)	$(12,541)
At December 31, 2025, $1.5 million is expected to be reclassified into interest expense within the next twelve months as net realized losses related to the Interest Rate Swaps.
At December 31, 2025, 2024 and 2023, there was a deferred income tax benefit of $0.5 million, a deferred income tax provision of $0.4 million and a deferred income tax benefit of $0.2 million, respectively, related to unrealized losses and gains on the Interest Rate Swaps.
NOTE 8—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker’s (“CODM”) view of the business. The Chief Executive Officer is the CODM of the Company. In determining our operating segments, we consider how the business is organized as to segment management and the focus of the business with regards to the types of services or products offered or the target market. The Company’s operating segments are the same as the reportable segments.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disaggregated Revenue
The following table presents the revenue of the Company’s segments disaggregated by type of service:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Digital:
Advertising revenue	$666,826	$643,725	$560,786
Performance marketing revenue	291,878	243,895	231,087
Licensing and other revenue	149,687	116,797	100,553
Total Digital revenue	1,108,391	1,004,417	892,426
Print:
Subscription revenue	288,624	327,079	329,357
Advertising revenue	148,612	174,889	203,210
Project and other revenue	118,869	155,090	128,354
Newsstand revenue	102,570	102,096	117,316
Performance marketing revenue	26,097	34,891	45,219
Total Print revenue	684,772	794,045	823,456
Intersegment eliminations(a)	(31,090)	(21,233)	(20,989)
Total revenue	$1,762,073	$1,777,229	$1,694,893
___________________
(a) The intersegment elimination is related to Digital performance marketing commissions earned for the placement of magazine subscriptions and Digital advertising revenue related to media campaigns sold by an agency business within Print.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Expenses
The following table presents the significant segment expenses regularly provided to the CODM for each of the Company’s segments that are included in determining Segment Adjusted EBITDA, which is the Company’s segment reporting performance measure:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Digital:
Cost of revenue	$309,189	$272,225	$240,985
Selling and marketing expense	278,152	221,862	192,204
General and administrative expense	102,144	97,932	102,751
Product development expense	111,693	123,005	113,517
Total Digital expenses	801,178	715,024	649,457
Print:
Cost of revenue	338,875	389,089	415,354
Selling and marketing expense	242,820	290,709	280,302
General and administrative expense	46,328	49,898	52,335
Product development expense	6,257	10,556	11,239
Total Print expenses	634,280	740,252	759,230
Other:
Other(b)(c)	628	47,766	84,438
Intersegment eliminations	(31,090)	(21,233)	(20,989)
Total expenses	$1,404,996	$1,481,809	$1,472,136
___________________
(b) Other comprises unallocated corporate expenses.
(c) The year ended December 31, 2025 includes net gains of $41.5 million resulting from amendments to a lease, which provided for the surrender of certain office space early and which is included in “General and administrative expense” in the statement of operations. The year ended December 31, 2023 includes a $44.7 million ROU asset impairment charge related to certain unoccupied leased office space due to the continued decline in the commercial real estate market, which is included in “General and administrative expense” in the statement of operations. See “Note 2—Summary of Significant Accounting Policies” for additional information on the amendments and early terminations of lease agreements and impairment charges of ROU assets.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Reporting Performance Measure and Reconciliations
Adjusted EBITDA is the segment reporting performance measure used by the CODM as one of the metrics by which we evaluate the performance of our businesses and our internal budgets are based and may impact management compensation. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable.
Approximately one-half of our consolidated annual Adjusted EBITDA is generated in the fourth quarter of each fiscal year. This is due to the concentration of spending by advertisers, which drives higher advertising revenue, and consumer spending, which drives higher performance marketing revenue during the year-end holiday selling season.
The following table presents a summary of Segment Adjusted EBITDA:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Digital	$307,213	$289,393	$242,969
Print	50,492	53,793	64,226
Other(b)(c)	(628)	(47,766)	(84,438)
Total Segment Adjusted EBITDA	$357,077	$295,420	$222,757
The following table reconciles total Segment Adjusted EBITDA to earnings (loss) before income taxes:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Total Segment Adjusted EBITDA	$357,077	$295,420	$222,757
Stock-based compensation expense	(28,414)	(25,825)	(23,501)
Depreciation	(26,895)	(26,304)	(70,257)
Amortization of intangibles	(89,209)	(136,417)	(279,737)
Interest expense	(120,027)	(135,719)	(137,495)
Other income, net	9,539	14,740	10,010
Earnings (loss) before income taxes	$102,071	$(14,105)	$(278,223)
Segment Assets
Segment asset information is not regularly presented to the CODM.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Geographic Information
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Revenue:
United States	$1,671,242	$1,673,960	$1,584,787
All other countries	90,831	103,269	110,106
Total	$1,762,073	$1,777,229	$1,694,893

	December 31,
	2025	2024
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$256,148	$341,156
All other countries	1,605	2,284
Total	$257,753	$343,440
Customer Concentration
Total revenue earned from one customer, principally within the Digital segment, was $213.9 million, representing 12% of the Company’s total revenue for the year ended December 31, 2025. The related accounts receivable was $61.3 million, representing 15% of the Company’s total accounts receivable at December 31, 2025. No individual customer accounted for more than 10% of the Company’s total revenue for the years ended December 31, 2024 and 2023.
NOTE 9—STOCK-BASED COMPENSATION
Stock‑based compensation expense reflected in the statement of operations consists of expense related to stock appreciation rights (“SARs”) denominated in People Inc. equity, and restricted stock units (“RSUs”) and performance-based stock units (“PSUs”) denominated in shares of IAC common stock. People Inc. recorded stock-based compensation expense of $28.4 million, $25.8 million and $23.5 million for the years ended December 31, 2025, 2024 and 2023, respectively.
People Inc. Equity Awards
Prior to April 2025, the Company had one active plan (the “Plan”). The Plan was adopted in 2020 and provided that the exercise price of SARs granted would not be less than the fair value of the Company’s common stock on the grant date. The Plan and its predecessor plans (collectively, the “Plans”) provided for the grant of SARs, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards, and other stock-based awards related to shares of the Company’s common stock. The Plans authorized the Company to grant awards to its employees; however, the Plans did not specify grant dates or vesting schedules of awards as those determinations were made by the IAC board of directors or a committee thereof and were set forth in each applicable award agreement. Broad‑based SARs previously issued generally vested in four equal annual installments over a four‑year period and three equal annual installments over a three-year period.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pursuant to the terms of the stock-based awards granted under the Plans, shares of IAC common stock were issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which were remitted on the employees’ behalf. The Company reimbursed IAC in the form of cash and/or People Inc. common shares at IAC’s election for the exercise of stock-based awards settled in IAC common stock. During the years ended December 31, 2025, 2024 and 2023, the Company paid IAC approximately $20.4 million, $2.8 million and $2.3 million, respectively, in cash to reimburse IAC for the IAC common shares issued to settle the Company’s SARs and during the year ended December 31, 2025 to reimburse IAC for certain withholding taxes.
On April 15, 2025, the Company’s outstanding SARs were converted into IAC denominated RSUs. This modification did not result in any incremental stock-based compensation expense.
Stock Appreciation Rights
The changes in SARs from January 1, 2025 through their conversion into IAC RSUs on April 15, 2025 are as follows:

	From January 1, 2025 through April 15, 2025
	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
SARs outstanding at January 1	20,384	$4.02
Granted	—	—
Exercised	(10,743)	3.77
Forfeited	(60)	4.17
Expired	—	—
SARs outstanding at April 14 prior to conversion of awards into IAC denominated RSUs	9,581	4.29
SARs cancelled on April 15 in connection with conversion of awards into IAC denominated RSUs	(9,581)	4.29
SARs outstanding at April 15, 2025	—	$—	—	$—
The total intrinsic value of awards exercised during the years ended December 31, 2025, 2024 and 2023 is $28.1 million, $5.3 million and $4.1 million, respectively.
There was no cash received from the exercise of SARs, which by their terms are net settled with the award holder entitled to receive the intrinsic value of the award, less withholding taxes.
There were no SARs granted in 2025. The weighted average grant date fair value for SARs granted during the years ended December 31, 2024 and 2023 was $2.38 and $4.08, respectively.
The fair value of each SAR was estimated as of the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. The expected stock price volatility was estimated based on historical stock price volatility of peer companies that were used in the preparation of valuations used in valuing the Company’s common shares. The risk-free interest rates were based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term was based upon the midpoint of the first and last exercise windows specified in the award agreements. No dividends were assumed at the time of grant based on the expectation that the Company would not be paying dividends.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following summarizes the assumptions used in determining the fair value of SARs granted:

	Year Ended December 31,
	2024	2023
Risk-free interest rate	4.1%	3.5%
Expected dividend yield	0.0%	0.0%
Expected life/term	3.4 years	4.1 years
Expected volatility	63.0%	43.3%
IAC Restricted Stock Units and Performance-based Stock Units
In connection with the cancellation of the People Inc. SARs, described above, IAC converted all outstanding SARs into IAC denominated RSUs. In addition, during 2025 certain People Inc. employees were granted IAC PSUs tied to the performance of People Inc. RSUs and PSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU and PSU equal to the fair value of IAC common stock at the date of grant. Each RSU and PSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. For RSU grants, the expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term. For PSU grants, the expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved.
Broad-based RSU awards issued through December 31, 2025 generally vest over a three-year period from the grant date. The PSU awards granted in the year ended December 31, 2025 vest in three prorated annual installments from the date of grant subject to the achievement of certain performance targets.
Unvested RSUs and PSUs outstanding at December 31, 2025 and changes during the period ended December 31, 2025 are as follows:

	RSUs			PSUs
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares(a)	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Unvested at April 14, 2025	—	$—	—	$—
Granted in connection with the conversion of People Inc. SARS on April 15, 2025 (b)	562	33.77	—	—
Granted subsequent to April 15, 2025	659	33.81	210	33.77
Vested	(55)	33.77	—	—
Forfeited	(16)	33.95	—	—
Unvested at December 31	1,150	$33.80	210	$33.77
_________________
(a) Included in the table are PSUs which will vest in a varying amount depending upon the achievement of certain performance conditions. The PSU table above includes these awards at their maximum potential payout.

(b) On April 15, 2025, the Company’s outstanding SARs were cancelled and their intrinsic value was converted into IAC denominated RSUs. The weighted average grant date fair value in the table above represents the closing stock price of IAC on April 15, 2025.

IAC currently settles RSU and PSU awards on a net basis, with the award holder entitled to receive IAC shares equal to the number of RSUs and PSUs vesting less a number of shares with a value equal to the required cash tax withholding payment, which will be paid by the Company. The number of IAC common shares that would be required to net settle RSUs and PSUs outstanding at February 2, 2026 is 0.6 million shares. In addition, withholding taxes, which will paid by the Company on behalf of the employee upon vesting, would have been $22.7 million at February 2, 2026, assuming a 50% withholding rate.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company reimburses IAC in the form of cash for the vesting of stock-based awards settled in IAC common stock. During the year ended December 31, 2025, the Company paid IAC approximately $0.3 million in cash to reimburse IAC for the IAC common shares issued to settle the RSUs. There were no PSUs that vested for the year ended December 31, 2025.
The weighted average fair value of RSUs and PSUs granted for the year ended December 31, 2025 based on market prices of IAC’s common stock on the grant date, was $33.81.
The total fair value of RSUs that vested for the year ended December 31, 2025 was $1.9 million. There were no PSUs that vested for the year ended December 31, 2025.
Forfeitures and Unrecognized Compensation Cost
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2025, there was $31.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 1.8 years.
Tax Benefits
The total income tax (provision) benefit recognized in the statement of operations for the years ended December 31, 2025, 2024 and 2023 related to all stock-based compensation expense is $(1.2) million, $6.7 million and $6.3 million, respectively.
The aggregate income tax (provision) benefit recognized related to all equity awards for the years ended December 31, 2025, 2024 and 2023, was $(7.4) million, $0.6 million and $0.8 million, respectively.
NOTE 10—PENSION AND POST-RETIREMENT BENEFIT PLANS
Pension and Post-Retirement Plans
In connection with the 2021 acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension plans. The two U.S. plans included noncontributory pension plans that covered substantially all employees who were employed by Meredith prior to January 1, 2018. The Company also assumed Meredith’s defined healthcare plan that provides benefits to eligible employees upon their retirement in the U.S.
There are two international pension plans in the U.K., the IPC Plan and a nonqualified (unfunded) plan. The plans in the U.K. have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and an unfunded plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The unfunded pension plans provide retirement benefits to certain highly compensated employees.
U.S. Pension Plans and Post-Retirement Plan
On December 28, 2024, the Company amended the U.S. unfunded pension plan to freeze active participation as of December 31, 2024. All plan participants remain as participants in this plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. The plan was closed to new participants as of December 31, 2022, and participant’s covered compensation was frozen effective December 31, 2024. Participants continue to receive interest accumulation pursuant to the terms of the plan. Because the plan is unfunded, the Company will make benefit payments to the participants once they reach their benefit eligibility date.
The Company froze and terminated the U.S. funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. In connection with the termination of this plan, the liabilities were settled through a combination of (i) lump sum payments to eligible participants who elected to receive them and (ii) the purchase of annuity contracts for participants who either did not elect lump sums or were already receiving benefits. During 2024, the U.S. funded pension plan’s remaining assets of $16.0 million were transferred to a suspense account in the trust for the IAC Inc. Retirement Savings Plan (the “IAC Plan”), a qualified retirement plan (“QRP”).

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets transferred to the QRP were restricted in nature and considered a Level 2 investment in the fair value hierarchy and were reflected as a retirement investment fund in “Other current assets” in the balance sheet as of December 31, 2024. In accordance with Internal Revenue Service (“IRS”) requirements, during the third quarter of 2024, the Company made its first asset allocation from the QRP in the amount of $2.3 million, with the remaining funds of $13.9 million allocated in 2025.
In addition, the Company also provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render services; this plan is funded as claims are paid.
U.K. Pension Plans
The IPC Plan and the unfunded U.K. plan relate to certain Meredith operations that were sold prior to the Company’s 2021 acquisition of Meredith; Meredith retained the pension obligations related to these operations. On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments. The value of the annuity contracts and the liabilities with respect to participants are expected to match. The Company remains responsible for paying pension benefits to the IPC Plan participants. The Company is not expected to be required to make additional contributions to the IPC Plan, however, the Company is expected to be required to provide funding to cover the IPC Plan’s operating expenses.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, the Company’s net assets/liabilities for pension and other post-retirement benefits:

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$3,632	$420,626	$4,042	$56,722	$488,269	$4,248
Service cost	—	—	—	202	—	1
Interest cost	138	21,589	212	1,816	19,288	206
Net actuarial loss (gain)	66	12,559	(480)	(7,357)	(62,955)	(370)
Benefits paid (including lump sums)	(666)	(18,296)	(65)	(496)	(18,822)	(43)
Settlements	—	—	—	(46,856)	—	—
Curtailment gain	—	—	—	(399)	—	—
Foreign currency exchange rate impact	—	32,201	—	—	(5,154)	—
Benefit obligation, end of year	$3,170	$468,679	$3,709	$3,632	$420,626	$4,042
Change in plan assets
Fair value of plan assets, beginning of year	$—	$419,963	$—	$62,008	$488,701	$—
Actual return on plan assets	—	30,922	—	823	(45,117)	—
Employer contributions	666	186	65	489	172	—
Benefits paid (including lump sums)	(666)	(18,296)	(65)	(496)	(18,822)	—
Settlements	—	—	—	(46,856)	—	—
Transfer to QRP	—	—	—	(15,968)	—	—
Foreign currency exchange rate impact	—	32,154	—	—	(4,971)	—
Fair value of plan assets, end of year	$—	$464,929	$—	$—	$419,963	$—
Under funded status, end of year	$(3,170)	$(3,750)	$(3,709)	$(3,632)	$(663)	$(4,042)
Benefits paid directly from People Inc. assets for the unfunded U.S. and U.K. plans and the post-retirement plan are included both in employer contributions and benefits paid.
All IPC Plan participants are covered by the annuity contracts referenced above, which are held with a private limited life insurance company. As described above, the full benefits under the plan have been annuitized, the interest cost and net actuarial loss on the benefit obligation exceeded the actual return on plan assets during the year ended December 31, 2025, which increased the under funded status of the IPC Plan.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Balance Sheet Classification
The following amounts are recognized in the December 31, 2025 and 2024 balance sheet, respectively:

	December 31,
	2025			2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Other current assets
Prepaid benefit cost	$—	$—	$—	$—	$3,275	$—
Other non-current assets
Prepaid benefit cost	—	287	—	—	—	—
Accrued expenses and other current liabilities
Accrued benefit liability	(1,431)	(207)	(403)	(1,619)	(186)	(432)
Other long-term liabilities
Accrued benefit liability	(1,739)	(3,830)	(3,306)	(2,013)	(3,752)	(3,610)
Net amount recognized	$(3,170)	$(3,750)	$(3,709)	$(3,632)	$(663)	$(4,042)
The accumulated benefit obligation for the U.S. defined benefit pension plans was $3.2 million and $3.6 million at December 31, 2025 and 2024, respectively. The accumulated benefit obligation for the U.K. defined benefit pension plans was $468.7 million and $420.6 million at December 31, 2025 and 2024, respectively.
Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	December 31,
	2025		2024
	U.S.	U.K.	U.S.	U.K.
	(In thousands)
Projected benefit obligation	$3,170	$4,037	$3,632	$3,938
Accumulated benefit obligation	$3,170	$4,037	$3,632	$3,938
Fair value of plan assets	$—	$—	$—	$—

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Costs
The components of net periodic benefit cost (credit) recognized in the statement of operations were as follows:

	Year Ended December 31, 2025			Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Service cost	$—	$—	$—	$202	$—	$1	$211	$—	$4
Interest cost	138	21,589	212	1,816	19,288	206	3,140	19,610	231
Expected return on plan assets	—	(21,539)	—	(1,293)	(19,289)	—	(1,881)	(19,586)	—
Actuarial loss (gain) recognition	66	3,134	(480)	(6,887)	1,272	(370)	(932)	(225)	(496)
Curtailment gain	—	—	—	(399)	—	—	—	—	—
Net periodic benefit cost (credit)	$204	$3,184	$(268)	$(6,561)	$1,271	$(163)	$538	$(201)	$(261)
The U.K. pension plan actuarial loss for the year ended December 31, 2025 is primarily due to a decline in assets held by the plan outside of the annuity contracts due to payments of operating expenses of the IPC Plan. The U.S. pension plans actuarial gain for the year ended December 31, 2024 primarily relates to the final annuity contract pricing and lump sum payments for the funded plan, partially offset by investment performance and plan expenses. The curtailment gain was triggered by the freeze of the unfunded plan discussed above.
The components of net periodic benefit cost (credit), other than the service cost component, are included in “Other income, net” in the statement of operations.
Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
Discount rate	4.58%	5.14%	5.14%	5.27%	4.99%	5.55%
Rate of compensation increase	N/A	N/A	3.50%	2.96%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A
Net periodic benefit cost (credit) was determined using the following weighted average assumptions:

	Year Ended December 31, 2025			Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
Discount rate	5.27%	4.99%	5.55%	5.36%	4.06%	5.11%	5.48%	4.13%	5.46%
Expected return on plan assets	N/A	4.99%	N/A	5.22%	4.06%	N/A	4.48%	4.12%	N/A
Rate of compensation increase	N/A	N/A	3.50%	2.90%	N/A	3.50%	2.99%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A	2.39%	N/A	N/A

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assumed healthcare trend rates used to measure the expected cost of benefits for the post-retirement plan were as follows:

	December 31,
	2025	2024	2023
Initial level	7.00%	6.50%	6.00%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	8	6	4
Since the Company utilizes the mark-to-market approach to account for pension and post-retirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit cost (credit) recorded for the year. The expectation for the U.K. annuity contracts represents the implied yields for those contracts.
The market-related value of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic benefit cost (credit). The market-related value of plan assets is fair value.
Plan Assets
The investments of the IPC Plan as of December 31, 2025 and 2024 primarily include insurance annuity contracts and cash and cash equivalents. Refer to further discussion of the insurance annuity contracts above. For discussion of the three levels in the hierarchy of fair values see “Note 2—Summary of Significant Accounting Policies.”
Fair value measurements for the U.K. pension plan assets were as follows:

	December 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$3,183	$—	$—	$3,183
Fixed income	—	—	—	—
Insurance annuity contracts	—	—	461,746	461,746
Total assets at fair value	$3,183	$—	$461,746	$464,929

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$6,384	$—	$—	$6,384
Fixed income	—	—	332	332
Insurance annuity contracts	—	—	413,247	413,247
Total assets at fair value	$6,384	$—	$413,579	$419,963
The annuity contracts held by the IPC Plan are valued using significant unobservable inputs.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Year Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$413,579	$480,502
Purchases	1,408	—
Settlements	(18,149)	(18,899)
Sale	(316)	—
Change in fair value	33,215	(44,238)
Foreign currency translation	32,009	(3,786)
Balance at December 31	$461,746	$413,579
There were no transfers in or out of Level 3 investments for the years ended December 31, 2025 and 2024.
Cash Flows
The Company has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.8 million at December 31, 2025. The Company is not expected to be required to make additional contributions to the IPC Plan, however, the Company is expected to be required to provide funding to cover the IPC Plan’s operating expenses.
The benefit payments for the U.S. will be made from People Inc.’s current funds and the payments for the U.K. plan will primarily be made from the funded IPC Plan plan; the benefit payments expected to be paid are as follows:

	Pension Benefits		Post-Retirement Benefits
	U.S.	U.K.	U.S.
Year Ending December 31,	(In thousands)
2026	$1,464	$20,011	$414
2027	257	21,114	387
2028	427	22,063	365
2029	194	22,998	345
2030	327	23,956	328
2031-2035	654	135,813	1,399
Net amount recognized, end of year	$3,323	$245,955	$3,238

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Defined Contribution Plans
People Inc. employees in the U.S. can elect to participate in a retirement savings program, the IAC Plan, which qualifies under Section 401(k) of the Internal Revenue Code. Under the IAC Plan, participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits.
As described in the "U.S. Pension Plans and Post-Retirement Plan" section above, $16.0 million of remaining assets of the U.S. funded pension plan were transferred to the IAC Plan in 2024 and were allocated to active People Inc. participants in the IAC Plan in 2024 and 2025. Therefore, the Company changed its 2025 contributions for nearly all active participants in the IAC Plan, excluding Dotdash employees hired before January 1, 2023, the date the former Meredith Savings and Investment Plan, which is the plan assumed by the Company with the 2021 acquisition of Meredith, merged with the IAC Plan. In 2025, these employees received a contribution from the Company of 5% of eligible compensation up to a maximum amount of $10,000 per participant on an annual basis. From January 1, 2023 until December 31, 2024, these employees received a match from the Company of 100% of the first 5% of pre-tax or Roth contributions. Dotdash employees located in the U.S. hired before January 1, 2023 receive a match of 100% of the first 10% of pre-tax or Roth contributions subject to a maximum of $10,000 per participant on an annual basis.
Matching contributions to the IAC Plan for the years ended December 31, 2025, 2024 and 2023 were $19.7 million, $19.3 million and $17.3 million, respectively. Matching contributions are invested in the same manner as each participant’s voluntary contributions in the investment options provided under the IAC Plan. An investment option in the IAC Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The IAC Plan also provides for a discretionary matching contribution and/or a discretionary profit-sharing contribution, each of which is made on an annual basis and is subject to a last day of the plan year allocation requirement (with exceptions for retirement, death, or disability). There was no such discretionary matching contribution or discretionary profit-sharing contribution for the years ended December 31, 2025, 2024 and 2023.
The Company also has or participates in various benefit plans, principally defined contribution plans, for its international employees. The Company’s contributions to these plans was $0.2 million for each year ended December 31, 2025, 2024 and 2023.
NOTE 11—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. Any differences between taxes currently payable to or receivable from IAC and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
U.S. and foreign earnings (loss) before income taxes are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
U.S.	$100,554	$(16,919)	$(274,896)
Foreign	1,517	2,814	(3,327)
Total	$102,071	$(14,105)	$(278,223)

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of the income tax (provision) benefit are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Current income tax provision
Federal	$15,876	$30,879	$18,156
State	5,107	4,281	3,063
Foreign	1,405	957	1,145
Current income tax provision	22,388	36,117	22,364

Deferred income tax provision (benefit)
Federal	15,043	(38,924)	(79,105)
State	1,931	199	(13,933)
Foreign	161	544	(168)
Deferred income tax provision (benefit)	17,135	(38,181)	(93,206)
Income tax provision (benefit)	$39,523	$(2,064)	$(70,842)
The current income tax provision for the year ended December 31, 2025 includes a $16.2 million tax liability for consolidated federal and state tax return liabilities on an as if standalone, separate return basis for GAAP. Of this amount, $1.1 million increased taxes payable due to IAC and $15.1 million increased additional paid-in capital.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the income tax provision (benefit) to the amounts computed by applying the statutory federal income tax rate to earnings (loss) before income taxes is shown as follows:

	Year Ended December 31,
	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Income tax provision (benefit) at the federal statutory rate of 21%	$21,435	21.0%	$(2,962)	21.0%	$(58,427)	21.0%
State and local income tax, net of federal income tax effect(a)	5,569	5.5	3,547	(25.1)	(8,849)	3.2
Foreign Tax Effects:
United Kingdom
Foreign income included in the US	743	0.7	1,482	(10.5)	110	—
Other	35	—	554	(3.9)	23	—
Other foreign jurisdictions	1,215	1.2	632	(4.5)	1,911	(0.7)
Effect of cross-border tax laws:
Foreign income included in the US	(743)	(0.7)	(1,485)	10.5	(1,354)	0.5
Tax Credits:
Research & development credits	(2,615)	(2.6)	(4,086)	29.0	(3,942)	1.4
Non-taxable or non-deductible items:
Stock-based compensation	7,026	6.9	(521)	3.7	(662)	0.2
Non-deductible meals and entertainment	960	0.9	1,008	(7.1)	862	(0.3)
Other	(140)	(0.1)	510	(3.6)	(1,352)	0.5
Other adjustments:
Deferred tax adjustments	6,059	5.9	(984)	7.0	(767)	0.3
Other	(21)	—	241	(1.7)	1,605	(0.6)
Income tax provision (benefit)	$39,523	38.7%	$(2,064)	14.6%	$(70,842)	25.5%
_________________
(a) State and local taxes in California, Pennsylvania, Illinois, New York, Tennessee and Texas for the year ended December 31, 2025, Pennsylvania and Tennessee for the year ended December 31, 2024 and California, Illinois, New York and Iowa for the year ended December 31, 2023 made up the majority (greater than 50%) of the tax effect in this category.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2025	2024
	(In thousands)
Deferred tax assets:
Capitalized research & development expenditures	$49,986	$45,318
Long-term lease liabilities	45,302	83,859
Disallowed interest carryforwards	37,894	38,290
Net operating loss carryforwards	31,180	30,454
Accrued expenses	16,404	17,539
Accounts Receivable, net	13,742	15,541
Stock based compensation	9,747	16,695
Other	21,065	24,290
Total deferred tax assets	225,320	271,986
Less: valuation allowance	(31,535)	(30,544)
Total deferred tax assets, net of valuation allowance	$193,785	$241,442

Deferred tax liabilities:
Intangible assets, net of accumulated amortization	$(87,512)	$(94,802)
ROU assets	(36,972)	(52,841)
Leasehold improvements, buildings, land, capitalized software and equipment, net	(15,351)	(19,628)
Other	(14,462)	(18,380)
Total deferred tax liabilities	(154,297)	(185,651)
Net deferred tax assets	$39,488	$55,791
At December 31, 2025, the Company had federal and state net operating losses (“NOLs”) of $0.1 million and $130.5 million, respectively, available to offset future income. If not utilized, all of the federal NOLs will expire in 2031. Of the state NOLs, $15.3 million can be carried forward indefinitely and $115.2 million, if not utilized, will expire at various times between 2026 and 2045. State NOLs of $65.5 million can be used against future taxable income without restriction and the remaining federal and state NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2025, the Company had foreign NOLs of $103.6 million available to offset future income, all of which can be carried forward indefinitely. During 2025, the Company recognized tax benefits related to NOLs of $0.2 million.
At December 31, 2025, the Company had tax credit carryforwards of $1.8 million related to credits for research activities and $0.2 million related to credits for foreign taxes. Of these credit carryforwards, $1.8 million can be carried forward indefinitely and $0.2 million, if not utilized, will expire by 2026.
During 2025, the Company’s valuation allowance increased by $1.0 million primarily due to an increase in current translation adjustments on foreign net operating losses. At December 31, 2025, the Company had a valuation allowance of $31.5 million related to the portion of foreign NOLs, state NOLs and other items for which it is more likely than not that the tax benefit will not be recognized.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of income taxes paid, net of refunds, is as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Federal	$—	$—	$—
State	1,102	737	2,711
Foreign	1,683	1,422	896
Total	$2,785	$2,159	$3,607
These amounts are limited to settlements with third-party taxing authorities and do not include payments made to IAC for the Company’s share of consolidated tax liabilities. Payments between the Company and IAC are discussed in “Note 14—Related Parties.” Income taxes paid, net of refunds, exceeded five percent of total income taxes paid, net of refunds, in the following jurisdictions:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
State:
Georgia	$(158)	*	*
New York	*	*	$960
New York City	*	*	$426
North Carolina	$335	$165	$190
Pennsylvania	$456	$139	$674
Tennessee	$286	$443	*
Foreign:
Australia	$167	*	*
Canada	$213	$253	*
Germany	$526	$112	*
India	$674	$795	$648
UK	*	$113	*
* Jurisdiction below the threshold for the period presented.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2025	2024	2023
	(In thousands)
Balance at January 1	$5,793	$4,225	$3,016
Additions for tax positions related to the current year	1,486	1,508	1,735
Additions for tax positions of prior years	81	94	566
Expiration of statutes	(284)	(34)	—
Settlements	—	—	(973)
Reductions for tax positions of prior years	—	—	(119)
Balance at December 31	$7,076	$5,793	$4,225

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions.
The IRS is currently auditing IAC’s federal income tax return, which includes the operations of the Company, for the year ended December 31, 2023. Returns filed in various other jurisdictions are open to examination beginning with the 2015 tax year. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision (benefit). At December 31, 2025 and 2024, accruals for interest and penalties are not material.
At December 31, 2025 and 2024, unrecognized tax benefits, including interest and penalties, were $8.3 million and $6.7 million, respectively. Unrecognized tax benefits, including interest and penalties, at December 31, 2025 increased by $1.6 million due primarily to research credits. If unrecognized tax benefits at December 31, 2025 are subsequently recognized, $7.8 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2024 was $6.4 million.
NOTE 12—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
	(In thousands)
Cash and cash equivalents	$284,318	$249,927	$261,580	$123,866
Restricted cash included in other current assets	—	7,195	7,119	—
Restricted cash included in other non-current assets	7,861	—	—	6,641
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$292,179	$257,122	$268,699	$130,507
Restricted cash included in “Other current assets” and “Other non-current assets” in the balance sheet primarily consists of cash held in escrow related to the IPC Plan for all periods presented.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Losses
The following table presents the changes in the allowance for credit losses:

	Year Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$6,096	$5,931
Current period provision for credit losses	7,135	4,364
Write-offs charged against the allowance	(5,207)	(4,404)
Recoveries collected	90	46
Other	—	159
Balance at December 31	$8,114	$6,096
Other current assets

	December 31,
	2025	2024
	(In thousands)
Prepaid expenses	$20,224	$20,179
Inventories, net(a)	15,013	17,152
Other	18,943	43,574
Other current assets	$54,180	$80,905
_________________
(a) Includes raw materials of $7.2 million and $8.4 million, work in process of $6.3 million and $6.8 million and finished goods of $1.5 million and $1.9 million at December 31, 2025 and 2024, respectively.

Leasehold improvements, buildings, land, capitalized software and equipment, net

	December 31,
	2025	2024
	(In thousands)
Leasehold improvements	$75,024	$77,499
Equipment (including furniture)	35,080	47,300
Capitalized software	29,003	21,671
Buildings	24,134	21,848
Land	20,234	20,234
Projects in progress	6,637	5,707
Total gross carrying amount	190,112	194,259
Accumulated depreciation and amortization	(85,600)	(71,436)
Leasehold improvements, buildings, land, capitalized software and equipment, net	$104,512	$122,823

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accrued expenses and other current liabilities

	December 31,
	2025	2024
	(In thousands)
Customer deposit liability	$107,608	$118,464
Accrued employee compensation and benefits	84,112	92,095
Other	151,569	174,215
Accrued expenses and other current liabilities	$343,289	$384,774
Other income, net

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Interest income	$9,449	$12,065	$6,711
Net periodic benefit (cost) credit, other than the service cost component	(3,120)	5,656	139
Credit Agreement amendment costs(b)	(573)	(3,453)	—
Other	3,783	472	3,160
Other income, net	$9,539	$14,740	$10,010
_________________
(b) The year ended December 31, 2025 amount represents third-party fees incurred in connection with Amendment No.2, the Indenture and Amendment No.3, and the year ended December 31, 2024 amount represents third-party fees incurred in connection with Amendment No.1. See “Note 6—Long-Term Debt” for additional information.

Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cash paid during the year for interest, net(c)	$115,584	$131,235	$136,797
_________________
(c) The years ended December 31, 2025, 2024 and 2023 include receipts of $1.7 million, $5.0 million and $3.2 million, respectively, related to the Interest Rate Swaps.
NOTE 13—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations and/or financial condition of the Company. See “Note 11—Income Taxes” for information related to unrecognized tax benefits.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—RELATED PARTY TRANSACTIONS
The Company recognized revenue of less than $0.1 million, $1.1 million and $8.8 million for the years ended December 31, 2025, 2024 and 2023, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. There were no receivables outstanding at December 31, 2025 and less than $0.1 million outstanding at December 31, 2024, related to the revenue earned, which was subsequently received by the Company before the end of the second quarter of 2025.
At December 31, 2025 and 2024, the Company had outstanding tax liabilities due to IAC of $0.1 million and $17.5 million, respectively, related to the Company’s share of IAC’s consolidated tax liabilities, which is included in “Accrued expenses and other current liabilities” in the balance sheet. The balance outstanding at December 31, 2024 was subsequently paid to IAC in April 2025. In the fourth quarter of 2025, the Company recorded an increase of $15.1 million in “Additional paid-in capital” and a reduction in tax liabilities due to IAC, which is included in “Accrued expenses and other current liabilities” in the balance sheet. This adjustment reflects the Company’s taxes computed on an as if standalone, separate return basis being less than taxes currently payable to IAC. The tax liability payments to/from IAC are classified as operating activities in the statement of cash flows, consistent with payments to federal, state and foreign jurisdictions, unless they arise from differences between taxes currently payable to IAC and the Company’s taxes computed on an as if standalone, separate return basis, which are classified as financing activities. See “Note 11—Income Taxes” for additional information.
As permitted by the governing agreements, IAC has made capital contributions to the Company that the Company has subsequently distributed to IAC. See “Note 6—Long-term Debt” for additional information.
In April 2025, the Company’s outstanding stock-based awards that were denominated in the equity of the Company were converted into IAC RSUs. Stock-based awards held by employees of the Company are settled in shares of IAC common stock, which are issued to employees net of a deduction of required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Company common shares at IAC’s election for stock-based awards settled in IAC common stock. At December 31, 2025 and 2024, the Company had an outstanding payable due to IAC of $0.7 million and $6.1 million, respectively, for the reimbursement for shares of IAC common stock used to settle stock-based awards held by employees of the Company and, as of December 31, 2024, the reimbursement of certain withholding taxes. The balance outstanding at December 31, 2025 and 2024 was subsequently paid to IAC in January 2026 and February 2025, respectively. See “Note 9—Stock-Based Compensation” for additional information.
NOTE 15—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through February 20, 2026, on which date the financial statements were available for issue.